EXHIBIT 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 27, 2004 with respect to the consolidated financial statements and schedule of Cellu Tissue Holdings, Inc. in the Registration Statement (Form S-4 No. 333-000000) and related Prospectus for the registration of $162,000,000 of 9 3/4% Senior Secured Notes due 2010.

/s/ Ernst & Young LLP
Hartford, Connecticut September 1, 2004